Exhibit 10.1

MYOKARDIA, Inc. (the “Company”)

change in control and SEVERANCE Policy

Adopted on october 17, 2015

(Amended on october 24, 2018)
(AMENDED ON fEBRUARY 22, 2019)

(AMENDED ON JUNE 3, 2020)

(AMENDED ON October 3, 2020)

In the event a senior management employee of the Company experiences an Involuntary Termination (as defined below), including a Sale Event Termination (as defined below), such senior management employee shall be entitled to receive either the Involuntary Termination Benefits (as defined below) or the Sale Event Termination Benefits (as defined below), as applicable, subject, in either case, to each such employee’s execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims (the “Release Agreement”).  Prior to a Sale Event, the Release Agreement shall be in a form acceptable to the Company, and on or following a Sale Event, the Release Agreement shall be in a form acceptable to the Company’s acquirer and consistent in all material respects with the form that such acquirer has previously provided to the Company.

Involuntary Termination Benefits:

•	No automatic acceleration of vesting of outstanding stock options and other equity awards with time-based vesting;

•

Company-paid outplacement services by a counselor of a firm nationally recognized as a reputable national provider of such services (the “Outplacement Services”) for a period of time following the Involuntary Termination not to exceed the time set forth below. The Outplacement Services will be provided by an outside organization selected by the Company. If the employee elects not to take advantage of the Outplacement Services within thirty (30) days of the employee’s Involuntary Termination, then unless otherwise agreed in writing by the Company and the employee, the Company will not be obligated to provide the Outplacement Services to the employee. In no circumstance will the Company pay cash or provide any other consideration to any employee in lieu of the Outplacement Services, and in no event will the terms of the Outplacement Services be more favorable than the terms of the Sale Event Outplacement Services (as defined below); and

•

Payment of (a) cash severance in a lump sum in the applicable amount set forth below and (b) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company

Exhibit 10.1

Position	Severance (Amount of Base Salary)	Target Bonus	Benefits Continuation	Outplacement Services
Chief Executive Officer	12 months	None	12 months	12 months
C-Level Executive, Executive Vice President and Senior Vice President	9 months	None	9 months	12 months
Vice President	6 months	None	6 months	12 months

Sale Event Termination Benefits:

•	Full acceleration of vesting of outstanding stock options and other equity awards with time-based vesting;

•

Company-paid outplacement services, on the same terms as provided by the Company’s acquirer to its employees (the “Sale Event Outplacement Services”), for a period of time following the Sale Event Termination not to exceed the time set forth below. If the employee elects not to take advantage of the Sale Event Outplacement Services within thirty (30) days of the employee’s Sale Event Termination, then unless otherwise agreed in writing by the Company and the employee, the Company will not be obligated to provide the Sale Event Outplacement Services to the employee. In no circumstance will the Company pay cash or provide any other consideration to any employee in lieu of the Sale Event Outplacement Services; and

•

Payment of (a) cash severance in a lump sum in the applicable amount set forth below, (b) a lump sum target bonus payment in the applicable amount set forth below, and (c) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company.

Position	Severance (Amount of Base Salary)	Target Bonus	Benefits Continuation	Sale Event Outplacement Services

Exhibit 10.1

Chief Executive Officer	18 months	1.5x Target Bonus	18 months	12 months
Senior Management Employees (1)	12 months	1x Target Bonus	12 months	12 months

(1)	Senior Management Employees include all employees of the Company at the level of Vice President and above (other than the Chief Executive Officer).

The amounts payable pursuant to this policy, including both the Involuntary Termination Benefits and the Sale Event Termination Benefits, shall be paid or commence to be paid within sixty (60) days following the date of termination of employment, provided that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such sixty (60)-day period.

In addition, except as otherwise provided in a Make Whole Agreement between the employee and the Company that is entered into with the prior consent of the Company’s acquirer, upon the consummation of a Sale Event, to the extent Section 280G of the Internal Revenue Code is applicable to such employee, each employee shall be entitled to receive either: (a) payment of the full amounts set forth above to which the employee is entitled or (b) payment of such lesser amount that does not trigger excise taxes under Section 280G, whichever results in the employee receiving a higher amount after taking into account all federal, state and local income, excise and employment taxes.

For purposes of this policy,

“Base Salary” means the greater of (a) the annual base salary in effect immediately prior to the Involuntary Termination or Sale Event Termination, as applicable and (b) the annual base salary in effect immediately prior to the Sale Event, as applicable.

“Good Reason” means that the affected employee followed the “Good Reason Process” (as defined below) following the occurrence of (a) a material diminution in the employee’s job responsibilities (provided that a mere change in title or reporting relationship shall not be deemed a material diminution in job responsibilities), (b) a 10% or greater reduction in the employee’s base salary (except for across-the-board salary reductions in the salaries of all similarly situated employees based on the Company’s financial performance), or (c) the relocation of the employee’s principal place of business to a location that is more than fifty (50) miles from the employee’s then-current location of employment.

“Good Reason Process” means that (a) the employee reasonably determines in good faith that a “Good Reason” condition has occurred; (b) the employee notifies the Company or its successor in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such a condition; (c) the employee cooperates in good faith with the Company’s or its successor’s efforts for a period of not fewer than thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (d) notwithstanding such efforts, the Good Reason

Exhibit 10.1

continues to exist; and (e) termination of the employee’s employment occurs no later than seven (7) days following the expiration of the Cure Period.

“Involuntary Termination” means termination of employment or other service relationship with the Company (or its successor or acquirer) without Cause (as defined in the Plan) or for Good Reason (other than a Sale Event Termination).

“Involuntary Termination Benefits” means the benefits payable following an Involuntary Termination.

“Plan” means the Company’s 2015 Stock Option and Incentive Plan, as amended from time to time.

“Sale Event” means ‘Sale Event’ as defined in the Plan.

“Sale Event Termination” means an Involuntary Termination that occurs within one (1) year following completion of a Sale Event.

“Sale Event Termination Benefits” means the benefits payable following a Sale Event Termination.

“Target Bonus” means the greater of (a) the target bonus in effect immediately prior to the Sale Event Termination or (b) the target bonus in effect immediately prior to the Sale Event.

This policy shall be administered by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (such administrator, the “Administrator”), and the Administrator shall have the power and authority to interpret the terms and provisions of this policy (including eligibility to receive any benefits hereunder), to make all determinations it deems advisable for the administration of this policy, to decide all disputes arising in connection with this policy and to otherwise supervise administration of this policy.  The Administrator retains the right to amend, revise, change or end this policy at any point in the future; provided that the Administrator may not amend or end the policy during the period commencing on the date that the Company enters into a definitive agreement that if consummated, would result in a Sale Event and ending on the earlier of (a) twelve (12) months after consummation of the Sale Event and (b) the termination of the definitive agreement without the consummation of a Sale Event.  This policy does not change the “at-will” employment status of any employee.

In the event an employee of the Company is party to an agreement or other arrangement with the Company that provides greater benefits than set forth in this policy, such employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this policy.

The payments under this policy are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A.  This policy shall be administered in a manner consistent with such intent.  For purposes of Section 409A, all payments under this policy shall be considered separate payments.  To the extent that any payment or benefit described in this policy constitutes “non-qualified deferred

Exhibit 10.1

compensation” under Section 409A, and to the extent that such payment or benefit is payable upon an employee’s termination of employment, then such payments or benefits shall be payable only upon such employee’s “separation from service” (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)).  Notwithstanding any provision to the contrary, to the extent an employee is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on such employee’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of (a) the date six (6) months and one (1) day after the employee’s separation from service and (b) the employee’s death. This policy may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder.  The Company makes no representation or warranty and shall have no liability to any employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.